EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in The AES Corporation's Registration Statement No's 33-49262, 333-26225, 333-28883, 333-28885,
333-30352,  333-38535,  333-57482,  333-66952,  333-66954, 333-82306, 333-83574,
333-84008,  333-97707,  333-108297,  and  333-112331  on Form S-8,  Registration
Statement No. 333-64572 on Form S-3, Registration Statement No's. 333-38924, 333-40870, 333-44698, 333-46564, 333-83767 on Form S-3/A, Registration Statement
No. 333-45916 on Form S-4/A of our report dated June 16, 2004, appearing in this Annual Report on Form 11-K of the Employees' Thrift Plan of Indianapolis Power & Light Company for the year ended December 31, 2003.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
June 25, 2004